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                                                                  EXHIBIT 10.20



                      BILLING AND MIS SERVICES AGREEMENT

     THIS AGREEMENT dated as of the 1st day of July, 1997, by and between ARMSTRONG HOLDINGS, INC., a Delaware corporation ("Armstrong") and FACILICOM INTERNATIONAL, L.L.C. ("FaciliCom").

     WHEREAS, FaciliCom believes that billing customers timely and accurately and monitoring and managing network traffic profitability, accurate operation of a management information system ("MIS") is vital and contracting with Armstrong for its pre-established customized systems will give FaciliCom a strategic advantage over its competitors; and

     WHEREAS, Armstrong desires to accommodate FaciliCom with its billing and MIS services by means of a developed customized system to provide various services.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. Services. Armstrong, or any one or more of its affiliates, shall provide to FaciliCom such services, including, but not limited to, call collection, processing, rating and reporting. In addition, Armstrong will also provide FaciliCom with access to experienced MIS professionals and programmers on an as-needed basis to further customize and support FaciliCom's growing and changing needs together with data center services which include daily back-ups, provision for disaster recovery, maintenance of hardware, operations support, etc.

     2.  Cost.  Armstrong shall charge for these services as follows:

         Professional Services - Services provided by Armstrong's IT programmers, specialists or other professionals will be billed at the following hourly rates:

              Programmers/Specialists         $50.00 per hour
              IT Management                   $75.00 per hour

         Data Center Management, Operations & Hardware - A monthly charge based upon FaciliCom's actual processing activity. Processing activity is measured in milliseconds, and the charge is $40.00 per megasecond. The charge includes costs for the AS/400 hardware and operating system software, operations support personnel and management, data center facilities (office space, utilities, insurance and the like), off-site storage and back-up facilities, and other normal data center costs.

         AS/400 Disk Storage - A monthly charge of $25.00 per gigabyte will be assessed based upon FaciliCom's disk capacity requirements. Actual disk usage will be measured each month. This actual usage will be multiplied by 1.4 to compute the total disk capacity requirement.

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     Software Applications - Direct purchases of software by FaciliCom will be billed directly to FaciliCom based upon actual cost. Joint use applications will be billed on a monthly basis using a predetermined schedule of charges.

     Direct Hardware - Direct purchases of hardware by FaciliCom for use outside Armstrong's data center will be billed directly to FaciliCom based upon actual cost.

     Telecommunication Facilities - Use of telecommunication facilities will be billed to FaciliCom based on the actual facilities used by FaciliCom. Any joint use of the facilities will be allocated to the user company.

     Armstrong shall have the right to increase the cost of its services after giving FaciliCom at least thirty (30) days written notice.

     3. Term. The term of this Agreement shall expire on September 30, 2002. Either party shall have the right to terminate this Agreement during the term upon giving one hundred eighty (180) days prior written notice to the other party. In the event of breach of any provision of this Agreement by either party, the non-defaulting party shall give the defaulting party written notice, and the defaulting party shall cure the breach within one hundred eighty (180) calendar days of such notice. If the defaulting party does not cure such breach, the non-defaulting party may, at its sole option, terminate this Agreement and shall be entitled to pursue all available remedies for such breach.

     4.    Billing for Services Rendered.

     4.1 Armstrong shall bill FaciliCom for services rendered in accordance with this Agreement on a monthly basis. Each invoice shall be for a period of approximately thirty (30) calender days, depending upon data processing cutoff dates used by Armstrong.

     4.2 If FaciliCom fails to pay or file a claim for an amount by the payment due date appearing on the Armstrong invoice, late payment charges will accrue on the unpaid balance at the less of:

          The highest interest rate (in decimal value) allowed by state law or twelve percent (12%) per annum simple interest for the number of calendar days form the day following the payment due date up to and including the date payment is actually made.

     4.3 The payment due date for each service invoice shall be the first business day that is not less than thirty (30) calendar days following the invoice preparation date. Armstrong shall use its best efforts to mail the invoice on the invoice preparation date.

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     4.4    Armstrong shall have the right to adjust the invoices sent to
FaciliCom up to one (1) year following FaciliCom's receipt of the invoices in the event Armstrong determines that an error in the cost allocation has been made.

     5. Data Retention. All data associated with the provision and receipt of service(s) pursuant to this Agreement shall be maintained for the greater of
(a) the retention time required by law or regulation for maintaining information, or (b) two (2) years.

     6.     Limitation of Liability.

     6.1 Each party's liability to the other for any loss, cost, claim, injury, liability or expense, including reasonable attorney fees, relating to or arising out of any negligent act or omission in its performance of obligations arising out of this Agreement, shall be limited to the amount of direct damage actually incurred. With respect to claims arising out of this Agreement, either party's cumulative liability, whether in contract, tort or otherwise, shall not exceed the total charges applicable to the billing and collection services rendered under this Agreement.

     6.2 In no event shall either party be liable to the other for any indirect, special, or consequential damage of any kind whatsoever.

     7. Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence, such as acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, unusually severe weather conditions, failure to secure products or services of other persons or transportation facilities, or acts or omissions of transportation on common carriers.

     8. Assignment. The parties agree not assign or transfer any interest in this Agreement without the prior written approval of the other party.

     9. Notices. All notices required under this Agreement shall be in writing and shall be sent by facsimile and regular mail to Armstrong Holdings, Inc., One Armstrong Place, Butler, Pennsylvania 16001 and to FaciliCom International, L.L.C., 1401 New York Avenue, N.W., Suite 800, Washington, DC 20005 or to any other address designated by such party.

     10. Amendments. No change, modification or amendment of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and executed by the parties hereto or their successors and assigns.

     11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns.
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     12.      Governing Law.  This Agreement is executed in and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

ATTEST:                                       ARMSTRONG HOLDINGS, INC.



By:/s/                                        By: /s/Brian Capiletti
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ATTEST:                                        FACILICOM INTERNATIONAL, L.L.C.



By: /s/Chris King                              By:/s/
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